               AMENDMENT TO EMPLOYMENT AND STOCK OPTION AGREEMENTS

     THIS AMENDMENT TO EMPLOYMENT AND STOCK OPTION AGREEMENTS (the "Amendment"), is dated to be effective as of January 1, 2000 and amends that certain Employment Agreement by and between Randy C. Sklar ("Employee") and U.S. Cancer Care, Inc. ("Corporation") dated May 22, 1998 ("Agreement"), and this Amendment additionally amends the Non-Qualified Stock Option Agreement (NQSOA) by and between Randy C. Sklar (Employee) and U.S. Cancer Care, Inc. (Corporation) dated May 22, 1998.

                                    AGREEMENT
                                    ---------

     1. Section 4.1 of the Agreement is hereby deleted and replaced with the following:

     4.1 TERM. The term ("Term") of this Agreement shall commence on the Commencement date and shall terminate on May 22, 2005.

     2. The first sentence of Section 4.2 of the Agreement is hereby deleted and replaced with the following:

     "The Corporation may terminate this Agreement at any time and for any reason. If, however, the termination is not for cause as specified in this
     Section 4.2, or for death or disability of the Employee as set forth in
     Section 4.4, then the Corporation shall pay to the Employee the severance pay set forth in Section 4.6."

     3. The last two sentences of Section 4.4 of the Agreement are hereby deleted and replaced with the following:

     "Upon termination of this Agreement by reason of the Employee's death or Disability, the Corporation will pay the Employee or his legal representative, as the case may be, the amount of one-sixth (1/6) of the Employee's annual base salary as of the date of the Employee's death or Disability plus any unpaid or accrued bonus compensation due to employee."

     4. Section 4.6 of the Agreement is hereby deleted and replaced with the following:

     4.6 TERMINATION BY EMPLOYER WITHOUT CAUSE. If this Agreement is terminated by the Corporation without cause as specified in Section 4.2 or 4.3, then Corporation shall pay to the Employee, as severance pay, the amount of one-sixth (1/6) of the Employee's annual base salary as of the date of termination plus any unpaid or accrued bonus compensation due to the Employee.

     5. Section 4.5 shall be deleted and replaced with the following:

     "The Employee or the Employer may terminate the Employment Agreement without Cause by giving the other party at least sixty (60) days prior written notice."

     6. Section 7.2 of the Agreement is hereby amended by adding the following language:

     "In addition to the foregoing bonuses, the Employee shall also be eligible for participation in an additional bonus pool, if approved by the compensation committee and Board of Directors, which may be shared by the executive officers of the Corporation."

     7. A new Section 7.9 shall be added as follows:

     "7.9 RELOCATION EXPENSES. If the Corporation deems it necessary to relocate Employee, such location would be limited within the State of Florida, and Corporation will reimburse employee for reasonable and customary relocation expenses not to exceed $25000 Employee agrees that the Corporation shall not be obligated to reimburse any relocation expense of Employee unless and until Employee has provided documentary evidence of such expenses.

     8 Section 10.1 Covenant, the term of Non-Competition Period shall be reduced to two (2) months. If the Employee is terminated without cause, the Employee shall not be subject to any Non-Competition Period.

     9. As additional consideration for entering into this Amendment, the Corporation agrees to vest the balance of Employee's option grant to purchase three hundred thousand (300,000) shares of the Corporation's Common Stock, at an option price of $.01 per share. The existing NQSOA is hereby amended to reflect that the exercise term be extended for five (5) additional years or until such time as the Corporation's common stock, held by the Employee pursuant to the aforementioned vesting, is freely publicly tradable by the Employee. Further, the NQSOA is hereby amended such that if the Employee's employment is terminated for any reason, by the Corporation or the Employee, the Employee shall not be required to exercise the options upon such termination. Additionally, any conflicting language in the NQSOA including, but not limited to, non-competition (as set forth in Section 1(e) of the NQSOA which shall be limited to two (2) months, and only will apply only to termination of the employee's employment), vesting, and exercise rights shall comply with this Amendment

     10. In all other respects the parties acknowledge and affirm the terms of the Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the date first set forth above.



U.S. CANCER CARE, INC.,
A DELAWARE CORPORATION

By: /s/ Jeffrey Goffman            /s/ Randy Sklar
   ----------------------------    ---------------------------
      JEFFREY GOFFMAN,             RANDY SKLAR
      VICE CHAIRMAN


                                       2